EXHIBIT 99.1

NEW PEOPLES BANKSHARES, INC. ANNOUNCES POSTPONEMENT OF ANNUAL MEETING

April 15, 2020 (Honaker, VA) -- New Peoples Bankshares, Inc. (OTCBB: NWPP) announced the postponement of its annual meeting of shareholders due to the ongoing health concerns related to the novel coronavirus (COVID-19) pandemic.

Todd Asbury, president and chief executive officer stated, “Due to the continuing health concerns related to the COVID-19 pandemic, and the resulting restrictions on non-essential travel and public gatherings, we are postponing our annual meeting, originally scheduled for May 19, 2020. Once a timeline is established for an easing of the travel restrictions and public gatherings, we will announce a date for the rescheduled meeting and provide the appropriate notice and documentation to our shareholders.”

Contact Information:

New Peoples Bankshares, Inc.

C. Todd Asbury, President and CEO

(276) 873-7000